Consensus Cloud Solutions, Inc.
Reports Third Quarter 2025 Results
Releases Q4 2025 Guidance

LOS ANGELES -- Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) today reported financial results for the third quarter of 2025.

“Q3 was another solid quarter led by our corporate channel revenue with growth in excess of 6% compared to Q3 2024. We continued to see strong usage of our services, a record number of eFax Protect net additions and consistent revenue retention of approximately 102%. Our operating margins remained robust resulting in strong cash flows from operations and cash balances. After the close of the quarter, we utilized our new credit facility to retire $200 million of the 6% Notes due October 2026 and expect to retire the remaining $34 million before year end.” said Scott Turicchi, CEO of Consensus.

THIRD QUARTER UNAUDITED 2025 HIGHLIGHTS

Quarterly revenues remained consistent compared to the prior year at $87.8 million for both Q3 2025 and Q3 2024. There was an increase of $3.2 million or 6.1% in our Corporate business, offset by a decrease of $3.2 million or 9.2% in our Small office home office (“SoHo”) business consistent with our strategic initiative.

Net income(1) increased to $22.1 million in Q3 2025 compared to $21.1 million for Q3 2024. The increase was primarily due to a favorable change in foreign exchange gain and loss. Q3 2025 net income margin(1) was 25.2% compared to 24.1% for Q3 2024.

Earnings per diluted share(1) increased to $1.15 or by 5.5% in Q3 2025 compared to $1.09 for Q3 2024. The increase was primarily due to the items discussed above.

Adjusted EBITDA(3)(4) for Q3 2025 of $46.4 million decreased compared to Q3 2024 of $46.9 million primarily driven by an increase in our personnel-related expenses. Q3 2025 Adjusted EBITDA margin(3) was 52.8%, which was within our target Adjusted EBITDA margin(3) range of 50% - 55%, compared to 53.5% in Q3 2024.

Adjusted net income(1)(2) in Q3 2025 decreased to $26.6 million from $26.8 million in Q3 2024, primarily driven by an increase in our personnel-related expenses, partially offset by a favorable reduction in our interest expense due to a lower average outstanding debt balance as a result of our debt repurchases in connection with our debt repurchase program.

Adjusted earnings per diluted share(1)(2) for the quarter remained consistent compared to the prior year at $1.38 for both Q3 2025 and Q3 2024.

Net cash provided by operating activities in Q3 2025 increased to $51.6 million from $41.6 million in Q3 2024. Free cash flow(5) in Q3 2025 increased to $44.4 million from $33.6 million in Q3 2024. The increase in these two items was primarily attributable to an increase in income after excluding noncash items.

Key financial results from operations for Q3 2025 versus Q3 2024 are set forth in the following table. Reconciliations of GAAP measures to comparable non-GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)			Favorable / (Unfavorable)
	Q3 2025	Q3 2024	Change
Revenues	$87,767	$87,753	—%
Net income (1)	$22,091	$21,120	4.6%
Net income margin (1)	25.2%	24.1%	1.1 pts
Earnings per diluted share (1)	$1.15	$1.09	5.5%
Adjusted net income (1)(2)	$26,617	$26,819	(0.8)%
Adjusted earnings per diluted share (1)(2)	$1.38	$1.38	—%
Adjusted EBITDA (3)(4)	$46,360	$46,916	(1.2)%
Adjusted EBITDA margin (3)	52.8%	53.5%	(0.7) pts
Net cash provided by operating activities	$51,626	$41,567	24.2%
Free cash flow (5)	$44,441	$33,586	32.3%

Notes:

(1)
The effective tax rates were approximately 26.3% for Q3 2025 and 22.5% for Q3 2024. The non-GAAP effective tax rates were approximately 22.3% for Q3 2025 and 19.9% for Q3 2024. The calculation for net income margin is net income divided by revenues.

(2)
Adjusted net income and Adjusted earnings per diluted share exclude certain non-GAAP items, as defined in the accompanying Reconciliation of GAAP to non-GAAP Financial Measures. Such exclusions totaled $0.23 and $0.29 per diluted share, respectively, for the three months ended September 30, 2025 and 2024. Adjusted net income and Adjusted earnings per diluted share are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes. Starting in 2025, the Company excludes intercompany related foreign exchange gains or losses from Adjusted net income and Adjusted earnings per diluted share. The prior year amounts have been adjusted for consistency with the current year. For the three months ended September 30, 2024, such exclusion increased Adjusted net income by $1.3 million and $0.07 per diluted share, respectively.

(3)
Adjusted EBITDA is defined as earnings before interest expense; interest income; other income (expense), net; income tax expense; depreciation and amortization; and other items used to reconcile net income per diluted share to Adjusted earnings per diluted share, as presented in the Reconciliation of GAAP to Adjusted non-GAAP Financial Measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. Adjusted EBITDA amounts and Adjusted EBITDA margin are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes. The most directly comparable GAAP financial measure to Adjusted EBITDA and Adjusted EBITDA margin is net income and net income margin.

(4)	See Net Income to Adjusted EBITDA Reconciliation for the components of Adjusted EBITDA.
(5)
Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. Free cash flow amounts are not meant as a substitute for measures calculated in accordance with GAAP, but are solely for informational purposes.

CAPITAL ALLOCATION STRATEGIC INITIATIVES

Consensus ended the quarter with $97.6 million in cash and cash equivalents after the cash outlays detailed below.

The following table consists of our material capital allocation strategic initiatives (in thousands):

Capital Allocation:	Q3 2025	Cumulative Total	Remaining Under the Plan
Debt repurchase program (6)	$—	$222,614	$77,386
Common stock repurchase program (7)	$2,566	$47,147	$52,853

	Q3 2025	2025
Purchases of property and equipment	$7,185	$22,335

Notes:

(6)
On November 9, 2023, the Company’s Board of Directors approved a debt repurchase program, pursuant to which Consensus may reduce, through redemptions, open market purchases, tender offers, privately negotiated purchases or other retirements, a combination of the outstanding principal balance of the 2026 Senior Notes and 2028 Senior Notes. The authorization permits an aggregate principal amount reduction of up to $300 million and expires on November 9, 2026.

(7)
On March 1, 2022, the Company’s Board of Directors approved a share buyback program. Under this program, the Company was authorized to purchase in the public market or in off-market transactions up to $100.0 million worth of the Company’s common stock through February 2025. In February 2025, the Company’s Board of Directors authorized and approved a three-year extension of the share repurchase program through February 2028.

Q4 2025 GUIDANCE (i)
The following table presents ranges for the Company’s Q4 2025 guidance (in millions, except per share amounts). The Revenue, Adjusted EBITDA and Adjusted earnings per diluted share ranges for the full year 2025 have been narrowed within the previously provided guidance based on year to date 2025 performance plus Q4 2025 guidance presented below:

	Low	Midpoint	High
Revenue	$84.9	$86.9	$88.9
Adjusted EBITDA	$43.1	$44.5	$46.0
Adjusted earnings per diluted share (ii)	$1.27	$1.32	$1.37

Notes:

(i)
Quarterly guidance is provided on a non-GAAP basis, except revenues, only because certain information necessary to calculate the most comparable GAAP measures is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, we are unable to provide a reconciliation of these measures without unreasonable effort.

(ii)
Quarterly guidance for Adjusted earnings per diluted share excludes share-based compensation, amortization of acquired intangibles, intercompany related foreign exchange (gain) loss and certain gains or costs related to non-routine and other matters that are nonrecurring, in each case net of tax. The non-GAAP effective tax rate for Q4 2025 is expected to be between 20.5% and 22.5%.

About Consensus Cloud Solutions

Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) is a global leader in digital cloud fax technology. With over 25 years of success with eFax® at its core, the Company has evolved to be a trusted provider of interoperability solutions, leveraging artificial intelligence and secure data exchange to transform digital information, automate critical workflows, and maximize operational efficiencies. Consensus maintains industry-leading compliance standards, making it a preferred partner for heavily regulated industries including healthcare, the public sector, financial services, insurance, real estate, and manufacturing. For more information about Consensus, visit consensus.com.

Contact:

Laura Hinson
Consensus Cloud Solutions, Inc
844-211-1711
investor@consensus.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the Company’s ability to grow fax revenues, profitability and cash flows; the Company’s ability to identify, close and successfully transition acquisitions; subscriber growth and retention; variability of the Company’s revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments, including but not limited to the imposition or increase of taxes or regulatory-related fees; general economic and political conditions, including political tensions and war (such as the ongoing conflict in Ukraine and the Middle East). the impact of new or additional tariffs or other trade restrictions, and the impacts of a U.S. federal government shutdown; and the numerous other factors set forth in Consensus’ filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting Consensus, refer to the 2024 Annual Report on Form 10-K filed by Consensus on February 20, 2025, and the other reports filed by Consensus from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements provided in this press release are subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

About non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation from, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For more information on these non-GAAP financial measures, please see the appropriate GAAP to non-GAAP reconciliation tables included within the attached Exhibit to this Release.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$97,649	$33,545
Accounts receivable, net of allowances of $4,143 and $5,774, respectively	24,175	24,921
Prepaid expenses and other current assets	6,409	16,059
Total current assets	128,233	74,525
Property and equipment, net	112,281	100,076
Operating lease right-of-use assets	5,678	6,515
Intangibles, net	39,389	41,213
Goodwill	352,729	345,036
Deferred income taxes	25,328	30,521
Other assets	11,336	4,315
TOTAL ASSETS	$674,974	$602,201

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$43,878	$36,477
Income taxes payable, current	2,577	1,068
Deferred revenue, current	20,669	20,714
Operating lease liabilities, current	2,570	2,150
Current portion of long-term debt	—	18,902
Total current liabilities	69,694	79,311
Long-term debt, net of current portion	578,573	574,080
Deferred revenue, noncurrent	1,652	1,913
Operating lease liabilities, noncurrent	10,365	12,018
Liability for uncertain tax positions	14,360	13,218
Deferred income taxes	2,756	891
Other long-term liabilities	207	233
TOTAL LIABILITIES	677,607	681,664
Commitments and contingencies
Common stock, $0.01 par value. Authorized 120,000,000; total issued is 20,740,844 and 20,609,725 shares and total outstanding is 18,986,123 and 19,524,000 shares as of September 30, 2025 and December 31, 2024, respectively	207	206
Treasury stock, at cost (1,754,721 and 1,085,725 shares as of September 30, 2025 and December 31, 2024, respectively)	(47,476)	(32,313)
Additional paid-in capital	73,359	59,373
Accumulated deficit	(19,654)	(83,678)
Accumulated other comprehensive loss	(9,069)	(23,051)
TOTAL STOCKHOLDERS’ DEFICIT	(2,633)	(79,463)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$674,974	$602,201

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$87,767	$87,753	$262,626	$263,399

Cost of revenues (1)	17,520	17,658	53,214	51,828
Gross profit	70,247	70,095	209,412	211,571
Operating expenses:
Sales and marketing (1)	13,006	12,500	38,246	36,776
Research, development and engineering (1)	1,950	2,034	5,406	5,582
General and administrative (1)	17,361	17,136	51,284	53,240
Total operating expenses	32,317	31,670	94,936	95,598
Income from operations	37,930	38,425	114,476	115,973
Interest expense	(8,836)	(9,760)	(26,485)	(24,616)
Interest income	759	659	1,694	2,175
Other income (expense), net	128	(2,069)	(3,285)	2,496
Income before income taxes	29,981	27,255	86,400	96,028
Income tax expense	7,890	6,135	22,376	24,664
Net income	$22,091	$21,120	$64,024	$71,364

Net income per common share:
Basic	$1.16	$1.09	$3.31	$3.71
Diluted	$1.15	$1.09	$3.29	$3.69

Weighted average shares outstanding:
Basic	18,995,385	19,300,283	19,319,133	19,256,739
Diluted	19,253,566	19,442,130	19,478,533	19,321,274

(1) Includes share-based compensation expense as follows:
Cost of revenues	$467	$465	$1,454	$1,449
Sales and marketing	700	592	2,116	1,856
Research, development and engineering	108	95	320	260
General and administrative	2,691	2,270	8,547	8,045
Total	$3,966	$3,422	$12,437	$11,610

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, IN THOUSANDS)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$64,024	$71,364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,268	14,968
Amortization of financing costs and discounts	1,292	1,387
Non-cash operating lease costs	1,198	1,158
Share-based compensation	12,437	11,610
Provision for doubtful accounts	3,298	3,220
Deferred income taxes, net	9,814	1,255
Loss (gain) on extinguishment of debt	123	(6,667)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(2,373)	(2,663)
Prepaid expenses and other current assets	9,833	759
Other assets	(474)	947
Increase (decrease) in:
Accounts payable and accrued expenses	6,988	11,265
Income taxes payable	1,380	2,544
Deferred revenue	(463)	(924)
Operating lease liabilities	(1,593)	(1,726)
Liability for uncertain tax positions	1,143	2,147
Other liabilities	(27)	(23)
Net cash provided by operating activities	120,868	110,621
Cash flows from investing activities:
Purchases of property and equipment	(22,335)	(25,460)
Purchase of investments	(5,000)	—
Net cash used in investing activities	(27,335)	(25,460)
Cash flows from financing activities:
Debt issuance costs	(1,673)	—
Proceeds from the issuance of common stock under employee stock purchase plan	694	747
Repurchase of common stock	(15,036)	(708)
Taxes paid related to net share settlement	(1,280)	(686)
Repurchase of debt	(15,764)	(116,162)
Net cash used in financing activities	(33,059)	(116,809)
Effect of exchange rate changes on cash and cash equivalents	3,630	(2,469)
Net change in cash and cash equivalents	64,104	(34,117)
Cash and cash equivalents at beginning of period	33,545	88,715
Cash and cash equivalents at end of period	$97,649	$54,598

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following table sets forth the reconciliation of Net income to Adjusted net income for the three months ended September 30, 2025 and 2024:

	Three Months Ended September 30,
	2025	Per Diluted Share	2024 *	Per Diluted Share *
Net income	$22,091	$1.15	$21,120	$1.09
Plus:
Share-based compensation (1)	3,966	0.20	3,422	0.18
Foreign exchange (gain) loss (2)	(259)	(0.01)	2,073	0.11
Amortization of acquired intangibles (3)	631	0.03	834	0.04
Intra-entity transfers (4)	920	0.05	937	0.05
Debt extinguishment loss (gain) (5)	—	—	(112)	(0.01)
Other (6)	(55)	—	31	—
Income tax impact of above items	(677)	(0.04)	(1,486)	(0.08)
Adjusted net income	$26,617	$1.38	$26,819	$1.38
* Starting in 2025, the Company excludes intercompany related foreign exchange gains or losses from Adjusted net income and Adjusted earnings per diluted share. The prior year amounts have been adjusted for consistency with the current year. For the three months ended September 30, 2024, such exclusion increased Adjusted net income by $1.3 million and $0.07 per diluted share, respectively.
Adjusted net income as calculated above represents net income and the items used to reconcile GAAP to non-GAAP financial measures, including (1) share-based compensation; (2) intercompany related foreign exchange (gain) loss; (3) amortization of acquired intangibles; (4) intra-entity transfers; (5) debt extinguishment loss (gain); (6) other benefits or costs related to non-routine and other matters; and (7) income tax impact. Adjusted net income and weighted average diluted shares are then used to calculate Adjusted earnings per diluted share. The Company discloses these measures as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of these measures provides useful information to investors.
Adjusted net income and Adjusted earnings per diluted share are not calculated in accordance with, or presented as an alternative to, net income or earnings per diluted share, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, these measures are not based on any comprehensive set of accounting rules or principles. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Non-GAAP Financial Measures

To supplement its unaudited condensed consolidated financial statements, the Company uses the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about core operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The Company’s non-GAAP financial measures are adjusted for the following items:

(1) Share-based compensation. The Company excludes share-based compensation because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(2) Foreign exchange (gain) loss. The Company excludes intercompany related gains or losses associated with foreign exchange. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(3) Amortization of acquired intangibles. The Company excludes amortization of patents and acquired intangible assets because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(4) Intra-entity transfers. The Company excludes certain effects of intra-entity transfers to the extent the related tax asset or liability in the financial statement is not recovered or settled, respectively, during the year. During December 2019, the Company entered into an intra-entity asset transfer that resulted in the recording of a tax benefit and related tax asset representing tax deductible amounts to be realized in future years which is expected to be recovered over a period of up to 20 years. The Company believes that excluding the cumulative future unrealized benefit of the assets transferred in 2019 and amortization of the tax asset in the subsequent years in the non-GAAP financial measures, thereby presenting the tax benefit in the non-GAAP measures in the year of realization, provides meaningful supplemental information regarding operational performance and facilitates comparisons to historical operating results.

(5) Debt extinguishment loss (gain). The Company excludes certain gains or losses associated with the retirement of our debt. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(6) Other. The Company excludes certain benefits or costs related to non-routine and other matters. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(UNAUDITED, IN THOUSANDS)

The following table sets forth a reconciliation of Net income to Adjusted EBITDA, the most directly comparable GAAP financial measure.

	Three Months Ended September 30,
	2025	2024
Net income	$22,091	$21,120
Plus:
Interest expense	8,836	9,760
Interest income	(759)	(659)
Other (income) expense, net	(128)	2,069
Income tax expense	7,890	6,135
Depreciation and amortization	4,519	5,038
EBITDA:
Plus:
Share-based compensation	3,966	3,422
Other	(55)	31
Adjusted EBITDA	$46,360	$46,916
Adjusted EBITDA as calculated above represents earnings before interest expense, interest income, other (income) expense, net, income tax expense, depreciation and amortization and the items used to reconcile GAAP to non-GAAP financial measures, including (1) share-based compensation; and (2) other benefits or costs related to non-routine and other matters. The Company discloses Adjusted EBITDA as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of Adjusted EBITDA provides useful information to investors.
Adjusted EBITDA is not calculated in accordance with, or presented as an alternative to, net income, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles. This Adjusted non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION
(UNAUDITED, IN THOUSANDS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$51,626	$41,567	$120,868	$110,621
Less: Purchases of property and equipment	(7,185)	(7,981)	(22,335)	(25,460)
Free cash flow	$44,441	$33,586	$98,533	$85,161

Net cash provided by operating activities in Q3 2025 increased to $51.6 million from $41.6 million in Q3 2024. Free cash flow in Q3 2025 increased to $44.4 million from $33.6 million in Q3 2024. The increase in these two items was primarily attributable to an increase in income after excluding noncash items.

The term Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. The Company discloses Free cash flow as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that this non-GAAP measure is broadly used by analysts, rating agencies and investors in assessing the Company’s performance. Accordingly, the Company believes that the presentation of this non-GAAP financial measure provides useful information to investors.

Free cash flow is not calculated in accordance with, or presented as an alternative to, net cash provided by operating activities, and may be different from non-GAAP measures with similar or even identical names used by other companies. In addition, Free cash flow is not based on any comprehensive set of accounting rules or principles. This non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Key Performance Metrics (Unaudited)

The following table sets forth certain key performance metrics for Consensus for the three months ended September 30, 2025 and 2024 (in thousands, except for percentages and Average Revenue per Customer Account):

	Three Months Ended September 30,
	2025	2024
Corporate revenue	$56,299	$53,085
Corporate customer accounts (1)	65	58
Corporate Average Revenue per Customer Account (“ARPA”) (2)	$293.12	$310.13
Corporate paid adds (3)	8	5
Corporate monthly account churn (4)	3.47%	2.61%

SoHo revenue	$31,461	$34,664
SoHo customer accounts (1)	661	741
SoHo ARPA (2)	$15.56	$15.38
SoHo paid adds (3)	51	64
SoHo monthly account churn (4)	3.71%	3.53%
(1) Consensus customers are defined as paying Corporate and SoHo customer accounts. In the second quarter of 2025, we eliminated dormant accounts not contributing to revenue from the number of SoHo customer accounts. The prior year period has been revised for consistency with the current year, and all metrics calculated based on the number of customer accounts (including ARPA and monthly account churn %) are calculated based on the revised number. As a result of this change, the prior year period SoHo customer accounts decreased by 26 thousand.

(2) Represents a monthly ARPA for the quarter and is calculated as follows: Monthly ARPA on a quarterly basis is calculated using our standard convention of dividing revenue for the quarter by the average of the quarter’s beginning and ending customer base and dividing that amount by 3 months. Consensus believes ARPA provides investors an understanding of the average monthly revenues we recognize per account associated within Consensus’ customer base. As ARPA varies based on fixed subscription fee and variable usage components, Consensus believes it can serve as a measure by which investors can evaluate trends in the types of services, levels of services and the usage levels of those services across Consensus’ customers.

(3) Paid Adds represents paying new Consensus customer accounts added during the periods presented.

(4) Monthly churn represents paid monthly SoHo and Corporate customer accounts that were cancelled during each month of the quarter divided by the average number of customers during each month of the same quarter, including the paid adds. The period measured is the quarter and expressed as a monthly churn rate over the quarter period.